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                                                                     Exhibit 5.2

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                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form F-10 (the "Registration Statement") of our Audit Report dated February 20, 2004, relating to the consolidated balance sheets of North American Palladium Ltd. as at December 31, 2003 and 2002, and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2003 and to the reference to us under the heading "Auditors" in the prospectus, which is part of this Registration Statement.



                                                        /s/ ERNST & YOUNG LLP
Toronto, Ontario
April 21, 2004                                           Ernst & Young LLP
                                                        Chartered Accountants